Exhibit 99.1

Roper Industries, Inc.

Contact Information:
Chris Hix
Director of Investor Relations
+1 (770) 495-5100
investor-relations@roperind.com

FOR IMMEDIATE RELEASE

Roper Industries Achieves Record Second Quarter 2005 Results

Diluted Earnings Per Share of $0.82
Sales, Orders, Cash Flow and EBITDA Increase More Than 50%

Duluth, Georgia, July 27, 2005 ... Roper Industries, Inc. (NYSE: ROP) reported record results for the second quarter ended June 30, 2005. Diluted earnings per share (DEPS) were $0.82 in the quarter. Cash flow from operating activities grew 56% over the prior year to $63 million, which represents 176% of net earnings. EBITDA improved 57% to $80 million. Second quarter 2005 results include $0.02 per diluted share of tax benefits.

“Our focus on cash performance has led to strong results across our businesses,” said Brian Jellison, Roper’s Chairman, President and CEO. “We continue to make progress in improving margins and working capital efficiency, with second quarter EBITDA margins increasing year-over-year to 22.0% and net working capital decreasing to 17.3% of sales. Our growing cash flow supports our strategic acquisition program, including the recently announced acquisition of CIVCO.” CIVCO is a supplier of diagnostic and therapeutic disposable products used in conjunction with ultrasound imaging for minimally invasive procedures.

Roper reported net sales of $362 million in the second quarter, 56% higher than the prior year period. These results reflect the Company’s 11% internal growth in the second quarter, including strong internal growth in each of its reporting segments. Second quarter results also include substantial contributions from Roper’s recent acquisitions of two market leaders in the radio frequency (RF) market, TransCore and Inovonics. The Company achieved record orders of $364 million in the second quarter, an increase of 63%, including internal order growth of 15%.

“Our recent acquisitions are performing well,” said Mr. Jellison. “At the same time, our other businesses continue to benefit from our broad-based programs to improve distribution, capture market adjacencies and create innovative customer solutions. Our internal growth produced strong operating leverage, which exceeded 40% in the second quarter. We remain confident of our growth prospects this year.”

The Company raised its full year minimum EBITDA guidance from $314 million to $325 million. The Company also raised its full year DEPS guidance to $3.20-$3.35 from $3.15-$3.35, and initiated third quarter guidance of $0.84-$0.90. Today the Company separately announced a two-for-one split of its common stock in the form of a 100% stock dividend, to be distributed on August 26, 2005 to shareholders of record at the end of the day on August 12, 2005. The Company’s results and projections do not include the effects of this dividend.

Conference Call to be Held at 10:00 AM (ET) Tomorrow

A conference call to discuss these results has been scheduled for 10:00 AM ET on Thursday, July 28, 2005. The call can be accessed via webcast or by dialing +1 (800) 289-0507 (US/Canada) or +1 (913) 981-5540, using access code 2784010. Webcast information and conference call materials will be made available in the “Investor Information” section of Roper’s website (www.roperind.com) prior to the start of the call. Telephonic replays will be available for up to two weeks by calling +1 (719) 457-0820 and using the access code 2784010.

Table 1: Net Sales (Millions)

	Q2 2004	Q2 2005
Net Sales as Reported	$232	$362
Less: Net Sales from Acquisitions	(1)	(105)

Internal Net Sales	$231	$257

Note to Table 1: To compute internal growth, the Company excludes sales from business units not owned for the entire length of the comparative periods being presented.

Table 2: Orders (Millions)

	Q2 2004	Q2 2005
Orders as Reported	$223	$364
Less: Orders from Acquisitions	(1)	(107)

Internal Orders	$222	$257

Table 3: EBITDA (Millions)

	Q2 2004	Q2 2005	Full Year 2005E
Net Earnings	$24	$36	$139+
Add: Interest Expense	7	11	44
Add: Income Taxes	10	16	69
Add: Depreciation and Amortization	10	17	73+

EBITDA	$51	$80	$325+

Table 4: Tax Benefits (Millions, Except DEPS)

Q2 2005
Tax Benefits	$1.0
Divided by: Weighted Average Common Shares, Diluted	43.5

DEPS Benefit	$0.02

About Roper Industries

Roper Industries is a diversified industrial growth company with more than $1 billion of annualized revenues. Roper provides engineered products and solutions for global niche markets, including water, energy, radio frequency and research/medical applications. Additional information about Roper Industries is available on the Company’s website at www.roperind.com.

The information provided in this press release contains forward looking statements within the meaning of the federal securities laws. These forward looking statements include, among others, statements regarding year-end operating results, the success of our internal operating plans, and the prospects for newly acquired businesses to compete in their markets and contribute to future growth and profit expectations. Forward looking statements may be indicated by words or phrases such as “anticipate,” “estimate,” “plans,” “expects,” “projects,” “should,” “will,” “believes” or “intends” and similar words and phrases. These statements reflect management’s current beliefs and are not guarantees of future performance. They involve risks and uncertainties that could cause actual results to differ materially from those contained in any forward looking statement. Such risks and uncertainties include our ability to integrate our acquisitions and realize expected synergies. We also face other general risks, including our ability to realize cost savings from our operating initiatives, unfavorable changes in foreign exchange rates, difficulties associated with exports, risks associated with our international operations, difficulties in making and integrating acquisitions, risks associated with newly acquired businesses, increased product liability and insurance costs, increased warranty exposure, future competition, changes in the supply of, or price for, parts and components, environmental compliance costs and liabilities, risks and cost associated with asbestos related litigation and potential write-offs of our substantial intangible assets, and risks associated obtaining governmental approvals and maintaining regulatory compliance for new and existing products. Important risks may be discussed in current and subsequent filings with the SEC. You should not place undue reliance on any forward looking statements. These statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

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Roper Industries, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (unaudited)

(Amounts in thousands)

	June 30, 2005	December 31, 2004
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$68,399	$129,419
Accounts receivable	249,062	242,014
Inventories	138,363	132,282
Deferred taxes	20,662	20,485
Other current assets	50,711	31,960

Total current assets	527,197	556,160

PROPERTY, PLANT AND EQUIPMENT, NET	100,000	97,949

OTHER ASSETS:
Goodwill	1,270,483	1,144,035
Other intangible assets, net	485,514	487,173
Deferred taxes	20,991	34,205
Other assets	45,466	46,882

Total other assets	1,822,454	1,712,295

TOTAL ASSETS	$2,449,651	$2,366,404

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$62,709	$65,801
Accrued liabilities	141,339	145,880
Deferred taxes	4,112	5,342
Current portion of long-term debt	35,980	36,527

Total current liabilities	244,140	253,550

NONCURRENT LIABILITIES:
Long-term debt	883,259	855,364
Deferred taxes	141,617	125,984
Other liabilities	19,156	17,420

Total liabilities	1,288,172	1,252,318

STOCKHOLDERS' EQUITY:
Common stock	440	436
Additional paid-in capital	659,901	645,373
Retained earnings	469,690	415,188
Accumulated other comprehensive earnings	54,395	76,249
Treasury stock	(22,947)	(23,160)

Total stockholders' equity	1,161,479	1,114,086

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$2,449,651	$2,366,404

Roper Industries, Inc. and Subsidiaries
Condensed Consolidated Statements of Earnings (unaudited)

(Amounts in thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2005	2004	2005	2004
Net sales	$361,564	$232,434	$695,401	$453,074
Cost of sales	181,622	116,419	352,835	227,621

Gross profit	179,942	116,015	342,566	225,453

Selling, general and administrative expenses	117,550	75,307	228,310	151,773

Income from operations	62,392	40,708	114,256	73,680

Interest expense	10,957	6,836	21,334	13,739
Other income/(expense)	231	12	243	35

Earnings before income taxes	51,666	33,884	93,165	59,976

Income taxes	16,104	10,334	29,592	18,292

Net Earnings	$35,562	$23,550	$63,573	$41,684

Earnings per share:
Basic:	$0.83	$0.64	$1.49	$1.13
Diluted	$0.82	$0.63	$1.47	$1.12
Weighted average common and common
equivalent shares outstanding:
Basic	42,716	36,863	42,626	36,784
Diluted	43,464	37,468	43,347	37,375

Roper Industries, Inc. and Subsidiaries
Selected Segment Financial Data (unaudited)

(Amounts in thousands and percents of net sales)

	Three months ended June 30,				Six months ended June 30,
	2005		2004		2005		2004
	Amount	%	Amount	%	Amount	%	Amount	%
Net sales:
Instrumentation	$56,114		$49,702		$110,620		$98,827
Industrial Technology	110,787		100,961		213,274		194,079
Energy Systems & Controls	45,418		36,261		85,733		68,338
Scientific & Industrial Imaging	50,722		45,510		94,980		91,830
RF Technology	98,523		--		190,794		--

Total	$361,564		$232,434		$695,401		$453,074

Gross profit:
Instrumentation	$32,546	58.0%	$28,529	57.4%	$64,151	58.0%	$57,760	58.4%
Industrial Technology	49,042	44.3%	43,027	42.6%	93,955	44.1%	80,512	41.5%
Energy Systems & Controls	24,821	54.7%	18,973	52.3%	45,058	52.6%	36,591	53.5%
Scientific & Industrial Imaging	28,315	55.8%	25,486	56.0%	53,017	55.8%	50,590	55.1%
RF Technology	45,218	45.9%	--		86,385	45.3%	--

Total	$179,942	49.8%	$116,015	49.9%	$342,566	49.3%	$225,453	49.8%

Operating profit*:
Instrumentation	$11,370	20.3%	$8,435	17.0%	$22,144	20.0%	$17,830	18.0%
Industrial Technology	25,632	23.1%	21,684	21.5%	46,966	22.0%	37,411	19.3%
Energy Systems & Controls	10,841	23.9%	6,848	18.9%	18,794	21.9%	11,649	17.0%
Scientific & Industrial Imaging	8,357	16.5%	7,385	16.2%	15,174	16.0%	14,380	15.7%
RF Technology	12,573	12.8%	--		23,746	12.4%	--

Total	$68,773	19.0%	$44,352	19.1%	$126,824	18.2%	$81,270	17.9%

Net Orders:
Instrumentation	$56,225		$49,132		$109,195		$97,560
Industrial Technology	111,865		96,615		222,191		189,310
Energy Systems & Controls	37,373		31,851		77,017		65,745
Scientific & Industrial Imaging	56,382		45,429		101,329		90,499
RF Technology	101,799		--		185,084		--

Total	$363,644		$223,027		$694,816		$443,114

*	Operating profit is before unallocated corporate general and administrative expenses. Such expenses were $6,381 and $3,644 for the three months ended June 30, 2005 and 2004, respectively, and $12,568 and $7,590 for the six months ended June 30, 2005 and 2004, respectively.

Roper Industries, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (unaudited)

(Amounts in thousands)

	Six months ended June 30,
	2005	2004
Net earnings	$63,573	$41,684
Depreciation	13,684	8,845
Amortization	21,008	10,766
Other, net	3,118	4,646

Cash provided by operating activities	101,383	65,941

Business acquisitions, net of cash acquired	(177,375)	(51,511)
Capital expenditures	(10,500)	(5,125)
Other, net	(1,600)	(1,307)

Cash used by investing activities	(189,475)	(57,943)

Debt borrowings/(payments), net	32,893	(30,752)
Issuance of common stock	--	28,873
Dividends	(9,032)	(7,104)
Other, net	8,785	6,183

Cash used by financing activities	32,646	(2,800)

Effect of exchange rate changes on cash	(5,574)	(699)

Net increase in cash and equivalents	(61,020)	4,499

Cash and equivalents, beginning of period	129,419	70,234

Cash and equivalents, end of period	$68,399	$74,733